Exhibit (d)(2)(vii)
Schedule A to
Sub-Advisory Agreement between AGIFM and RCM
Revised as of December 14, 2012

	Annual Fee Rate (stated as a
	percentage of the Fund’s
Fund	average daily net assets)	Effective Date
Allianz RCM China Equity Fund	0.715%	6/04/10
Allianz RCM Disciplined Equity Fund	0.40%	7/15/08
Allianz RCM Global Water Fund	0.54%	3/31/08
Allianz RCM International Small-Cap Fund	0.65%	7/16/12
Allianz RCM Redwood Fund	0.65%	12/27/10
Allianz RCM Short Duration High Income Fund	0.29%	9/22/11
AllianzGI Dynamic Emerging Multi-Asset Fund	0.54%	12/17/12
AllianzGI Multi-Asset Real Return Fund	0.45%	12/17/12
[Signature page follows.]
[Schedule A to RCM Sub-Advisory Agreement]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and RCM CAPITAL MANAGEMENT LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, as of the date first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Brian S. Shlissel
Title:	Managing Director

RCM CAPITAL MANAGEMENT LLC

By:
Name:
Title:
[Schedule A to RCM Sub-Advisory Agreement — Signature Page]